                                                                    EXHIBIT 12.1



                       AKI HOLDING CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)





                                                     PREDECESSOR
                        ----------------------------------------------------------------------
                                                                   PRO FORMA
                                                                ---------------
                           FISCAL YEAR ENDED     THREE MONTHS    THREE MONTHS      JULY 1,
                               JUNE 30,             ENDED           ENDED          1997 TO
                        -----------------------  SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 15,
                            1996        1997          1997            1997           1997
                        ----------- ----------- --------------- --------------- --------------
Income (loss)
 before income
 taxes ................  $  4,279    $  7,117      $  3,083         $  (53)        $  3,234
Add:
Interest on all
 indebtedness
 which includes
 amortization of
 deferred financing
 costs ................     6,762       6,203         1,451          4,169            2,646
                         --------    --------      --------         ------         --------
Earnings available
 for fixed charges.....    11,041      13,320         4,534          4,169            5,880
Fixed charges .........     6,762       6,203         1,451          4,169            2,646
                         --------    --------      --------         ------         --------
 Ratio of earnings
  to fixed
  charges .............       1.6x        2.1x          3.1x            --              2.2x



                                          HOLDING
                        -------------------------------------------
                                         PRO FORMA
                        -------------------------------------------
                         DECEMBER 16,   FISCAL YEAR   THREE MONTHS
                            1997 TO        ENDED          ENDED
                           JUNE 30,       JUNE 30,    SEPTEMBER 30,
                             1998           1998          1998
                        -------------- ------------- --------------
Income (loss)
 before income
 taxes ................   $  (7,545)     $  (7,775)     $    315
Add:
Interest on all
 indebtedness
 which includes
 amortization of
 deferred financing
 costs ................      11,327         16,730         4,096
                          ---------      ---------      --------
Earnings available
 for fixed charges.....       3,782          8,955         4,411
Fixed charges .........      11,327         16,730         4,096
                          ---------      ---------      --------
 Ratio of earnings
  to fixed
  charges .............          --             --           1.1x



In accordance with Regulation S-K, the calculation of the ratio of earnings to fixed charges for the pro forma three months ended September 30, 1997 and the pro forma fiscal year ended June 30, 1998 includes the effects of the Acquisition and the Refinancing, but does not include the effects of the 3M Acquisition. Earnings were not sufficient to cover fixed charges by $53, $7,545 and $7,775 for the pro forma three months ended September 30, 1997, the period from December 16, 1997 to June 30, 1998 and the pro forma fiscal year ended June 30, 1998, respectively.